Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Playbutton Corporation

We consent to the inclusion in this Registration Statement on Form S-1, filed with the SEC (the “Registration Statement”), of our report dated May 14, 2013, relating to the consolidated balance sheets of Playbutton Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2012 and for the period from September 8, 2011 (inception) through December 31, 2011 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

May 14, 2013